EXBHIBIT 10.33

May 29, 2019

Dear Matt,

This letter amends the letter agreement dated January 28, 2019 and signed by you on February 4, 2019 (“Letter Agreement”) regarding your appointment as Interim Chief Executive Officer and Interim President (“Interim CEO and President”) of Express.

Your Interim Assignment will end on June 17, 2019. During the period between June 17, 2019 through June 30, 2019 (“Transition Period”), you will continue to earn the Interim Salary as compensation for the additional duties you will perform to onboard the new Chief Executive Officer during the Transition Period. As of July 1, 2019, your base salary will revert to your base salary as of January 21, 2019, plus any merit increases you would have received if you had continued solely in your role as Executive Vice President, Chief Operating Officer during the Transition Period.

Your Spring 2019 IC will be calculated on a pro-rata basis using the Interim Salary from February 3, 2019 through June 30, 2019 and your salary as of January 21, 2019 for the period from July 1, 2019 through the last day of the performance period.

Please sign below to acknowledge receipt of this letter.

Please let me know if you have any questions.

Sincerely,

/s/Katie Maurer
Katie Maurer
Senior Vice President, Human Resources

/s/Matt Moellering
Matt Moellering

May 29, 2019
Date

1Any term not defined herein shall have the meaning set forth in the Letter Agreement.